Exhibit 99.3

ADVANTEST CORPORATION Shin-Marunouchi Center Building, 1-6-2 Marunouchi, Chiyoda-ku. Tokyo 100-0005, Japan Phone:+81-3-3214-7500 Facsimile:+81-3-3214-7705

December 22, 2010

Keith L. Barnes

Chairman of the Board and Chief Executive Officer

Verigy Ltd.

10100 N. Tantau Avenue

Cupertino, California 95014-2540

Dear Mr. Barnes:

On behalf of Advantest Corporation (“Advantest”), I thank you for allowing us to present our vision for an acquisition of Verigy Ltd. (“Verigy”) by Advantest. We continue to be excited about the combination between our two companies and the value that it will bring to the customers, employees and shareholders of both of our companies. We are firmly convinced that by combining forces, we will be able to offer a more complete set of product solutions and better services to our customers and that increased financial strength we bring will enable the combined company to be a strong and innovative supplier. We believe the combination will also result in attractive opportunities for the employees of both companies.

You have argued strongly in our subsequent discussions that our initial proposal, which valued Verigy at $12.15 per share, did not adequately capture the intrinsic value of Verigy, even though the proposal was already at a 40% premium to your then current trading price. While we have been reluctant to do so, given your insistence on a higher value before being willing to move forward, we hereby confirm that, based on our discussions and the various considerations, we are now willing to revise our original proposal to a price of $15.00 per share.

As with our original proposal, this proposal is subject to the conditions to be set forth in any subsequent, formal offer. Our proposal is also subject to confirmatory due diligence and the execution of mutually acceptable definitive documentation. The proposal is also subject to the termination of your merger agreement with LTX-Credence, in accordance with its terms.

Let me emphasize, as we have discussed and as you well understand at this point, this is our best and final proposal. We are not anticipating additional discussions or negotiations on valuation issues. Should you determine to do so, we will be left with no alternative but to withdraw our proposal and terminate further discussions.

While we recognize that it would be premature for you to make a determination that the proposal outlined in this letter constitutes a superior proposal to your proposed transaction with LTX-Credence, we believe that this revised proposal should provide the basis upon which to move forward with further discussions and customary due diligence.

Sincerely,

/s/ Haruo Matsuno
Haruo Matsuno
President and CEO
Advantest Corporation

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